Exhibit 99.3

FORM OF LETTER TO BENEFICIAL HOLDERS

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Approximately 42,870,000 Shares of Class A common stock

Offered Pursuant to Non-Transferable Rights Distributed to Stockholders of ICO Global Communications

(Holdings) Limited

February 17, 2010

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON MARCH 9, 2010, UNLESS EXTENDED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by ICO Global Communications (Holdings) Limited (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its Class A common stock, par value $0.01 per share. The Rights are being distributed to all holders of record of the Company’s Class A common stock and Class B common stock as of 5:00 p.m., New York time, on February 8, 2010 (the “Record Date”). The Rights, the Rights Offering and the Class A common stock to be received upon exercise of the Rights are described in the Company’s enclosed Prospectus Supplement, dated February 17, 2010 (the “Supplement”). We are requesting that you contact your clients for whom you hold shares of Class A common stock and Class B common stock beneficially, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, the Company is offering an aggregate of approximately 42,870,000 shares of its Class A common stock, as described in the Supplement.

Each beneficial owner of shares of Class A common stock and Class B common stock is entitled to one Right for each share of Class A common stock and Class B common stock owned as of the Record Date. Each Right will entitle the holder to purchase 0.2056 of a share of Class A common stock (the “Basic Subscription Privilege”) at the cash price of $0.70 per share (the “Subscription Price”). In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Class A common stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privilege at the same Subscription Price of $0.70 per share (the “Over-Subscription Privilege”). If over-subscription requests exceed the number of shares of Class A common stock available for purchase in the rights offering, the Company will allocate the available shares of Class A common stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Class A common stock and Class B common stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. Fractional shares will not be issued in the Rights Offering. Fractional shares will be rounded up to the nearest whole number, with the total subscription payment being adjusted accordingly. We have arranged for standby purchasers to purchase any shares of Class A common stock that are not purchased by our other stockholders in the Rights Offering, up to an aggregate maximum commitment of approximately $30 million, subject to certain conditions. We will honor first the Basic Subscription Privileges and Over-Subscription Privileges of stockholders as of the Record Date before purchases are made pursuant to these standby purchase arrangements.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on March 9, 2010, unless the Company extends the Rights Offering period as described in the Supplement (such date and time, as it may be extended, the “Expiration Date”). The Company has no current intention of extending the Expiration Date. All exercises of the Rights are irrevocable. Holders of the Rights should read the Supplement carefully before deciding whether to exercise their Rights.

We are asking that you contact your clients for whom you hold shares of Class A common stock and Class B common stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Rights.

Enclosed are copies of the following documents:

1.	The Supplement;

2.	A form of letter to beneficial owners and Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights; and

3.	A return envelope addressed to BNY Mellon Shareowner Services, the subscription agent.

Your prompt action is requested.

If you hold Class A common stock and/or Class B common stock for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your clients.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Additional copies of the enclosed materials may be obtained from BNY Mellon Shareowner Services, the subscription agent for this Rights Offering, at 480 Washington Blvd., Jersey City, New Jersey 07310. You may call BNY Mellon Shareowner Services at (866) 289-2089 (Toll Free) from within U.S., Canada or Puerto Rico and at (201) 680-6579 (Collect) from outside the U.S., Canada or Puerto Rico.

Very truly yours,

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

NOTHING IN THE SUPPLEMENT OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE SUPPLEMENT.